UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2020

PFIZER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

235 East 42nd Street New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 733-2323

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.05 par value	PFE	New York Stock Exchange
0.250% Notes due 2022	PFE22	New York Stock Exchange
1.000% Notes due 2027	PFE27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On November 16, 2020, Pfizer Inc. (“Pfizer”) completed the previously disclosed transactions (the “Transactions”) contemplated by (i) the Business Combination Agreement, dated as of July 29, 2019, as amended (the “Business Combination Agreement”), by and among Pfizer, Viatris Inc., formerly known as Upjohn Inc. (“Viatris”), Utah Acquisition Sub Inc., a wholly owned subsidiary of Viatris, Mylan N.V. (“Mylan”), Mylan I B.V., a wholly owned subsidiary of Mylan (“Mylan Newco”), and Mylan II B.V., a wholly owned subsidiary of Mylan Newco and (ii) the Separation and Distribution Agreement, dated as of July 29, 2019, as amended (the “Separation and Distribution Agreement”), by and between Pfizer and Viatris. Specifically, (1) Pfizer contributed its global, primarily off-patent branded and generic established medicines business (the “Upjohn Business”) to Viatris, so that the Upjohn Business was separated from the remainder of Pfizer’s businesses (the “Separation”), (2) following the Separation, Pfizer distributed, on a pro rata basis (based on the number of shares of Pfizer common stock held by holders of Pfizer common stock as of the record date of November 13, 2020 (the “Record Date”)), all of the shares of Viatris common stock held by Pfizer to Pfizer stockholders as of the Record Date (the “Distribution”), and (3) immediately after the Distribution, the Upjohn Business combined with Mylan in a series of transactions in which Mylan shareholders received one share of Viatris common stock for each Mylan ordinary share held by such shareholder, subject to any applicable withholding taxes (the “Combination”).

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective as of 12:01 a.m. Eastern time on November 16, 2020, pursuant to the Separation and Distribution Agreement and the Business Combination Agreement, Pfizer completed the previously announced Separation of the Upjohn Business as a result of the Distribution and, after the Distribution, the combination of the Upjohn Business with Mylan. In the Distribution, Pfizer stockholders received approximately 0.124079 shares of common stock of Viatris for every one share of Pfizer common stock held by such Pfizer stockholder as of the close of business on the Record Date.

As a result of the Transactions, as of the closing of the Combination, Pfizer stockholders as of the Record Date owned approximately 57% of the outstanding shares of Viatris common stock, and Mylan shareholders as of immediately before the Combination owned approximately 43% of the outstanding shares of Viatris common stock, in each case on a fully diluted, as-converted and as-exercised basis. In the Combination, Mylan shareholders received one share of Viatris common stock for each Mylan ordinary share held by such shareholder immediately prior to the Combination, subject to any applicable withholding taxes.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of November 16, 2020, in connection with the Transactions, each of James Kilts and W. Don Cornwell joined the Viatris Board of Directors and resigned from Pfizer’s Board of Directors.

Item 9.01	Financial Statements and Exhibits

(b) Pro forma financial information.

Unaudited pro forma consolidated financial information of Pfizer Inc. giving effect to the Separation, and the related notes thereto, required by Article 11 of Regulation S-X is attached hereto as Exhibit 99.1.

(d) Exhibits

99.1	Unaudited pro forma consolidated financial information

104	Cover Page Interactive Data File—The cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFIZER INC.

By:	/s/ Margaret M. Madden
Margaret M. Madden
Senior Vice President and Corporate Secretary Chief Governance Counsel

Date: November 19, 2020